Exhibit 99(a)(23)

VAN ECK VIP TRUST

AMENDMENT NO. 22

TO

THE MASTER TRUST AGREEMENT

Amendment No. 22 (the “Amendment”) to the Master Trust Agreement dated January 7, 1987, as amended (the “Agreement”), of Van Eck VIP Trust (the “Trust”), made at New York, New York, this 15th day of April, 2016.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the “Trustees”);

WHEREAS, on December 16-17, 2015, a majority of the Trustees voted to re-designate the name of the Trust currently entitled “Van Eck VIP Trust” as “VanEck VIP Trust”, and to amend the Agreement accordingly, effective on or about May 1, 2016;

WHEREAS, on December 16-17, 2015, a majority of the Trustees voted to re-designate the names of the Sub-Trusts currently entitled “Van Eck VIP Unconstrained Emerging Markets Bond Fund”, “Van Eck VIP Emerging Markets Fund”, “Van Eck VIP Global Hard Assets Fund”, “Van Eck VIP Multi-Manager Alternatives Fund”, “Van Eck VIP Global Gold Fund” and “Van Eck VIP Long/Short Equity Index Fund” as “VanEck VIP Unconstrained Emerging Markets Bond Fund”, “VanEck VIP Emerging Markets Fund”, “VanEck VIP Global Hard Assets Fund”, “VanEck VIP Multi-Manager Alternatives Fund”, “VanEck VIP Global Gold Fund” and “VanEck VIP Long/Short Equity Index Fund”, respectively, and to amend the Agreement accordingly; and

WHEREAS, a majority of the Trustees have duly approved this Amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, certain Articles of the Agreement are amended to read as follows:

1.	Article I, Section 1.1 of the Agreement is amended to read in its entirety as follows:

“Section 1.1 Name. This Trust shall be known as “VANECK VIP TRUST” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.”

2.	The initial paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in its entirety as follows:

“Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts, each authorized to offer Initial Class and Class S Shares: VanEck VIP Unconstrained Emerging Markets Bond Fund, VanEck VIP Emerging Markets Fund, VanEck VIP Global Hard Assets Fund, VanEck VIP Multi-Manager Alternatives Fund, VanEck VIP Global Gold Fund and VanEck VIP Long/Short Equity Index Fund. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust.”

3.	Article VII, Section 7.6 of the Agreement is amended to read in its entirety as follows:

“Section 7.6 Name of Trust. It is understood that the names “Van Eck”, “VanEck” and any logo associated with such names, are the valuable property of Van Eck Associates Corporation and that the Trust or any Sub-Trust has the right to include “Van Eck” and/or “VanEck” as a part of its name only through permission of Van Eck Associates Corporation. If Van Eck Associates Corporation withdraws the right to the use of the name, the Trust (and any Sub-Trust) shall forthwith cease to use the Van Eck name, VanEck name and logo, as applicable, and shall take such action as may be necessary to change its name (or the name of any Sub-Trust) to eliminate all use of or reference to the word “Van Eck” and “VanEck”. The Trust hereby stipulates that companies or trusts other than the Trust may be formed with the word “Van Eck” and/or “VanEck” in their titles.”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

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IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

/s/ Jonathan R. Simon
Jonathan R. Simon, Secretary

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

Then personally appeared the above-named Jonathan R. Simon and acknowledged this instrument to be his free act and deed this 15th day of April, 2016.

/s/ Brian A. Allas
Brian A. Allas
Notary Public, State of New York
NO. 01AL4900669
Qualified in New York County
Commission Expires December 7, 2017
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